UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 3, 2010

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (212) 594-2700

N/A

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Andrew Mathias

On September 3, 2010, SL Green Realty Corp. (the “Company”) entered into an amended and restated employment agreement with Andrew Mathias, which supersedes his previous employment agreement with the Company effective as of January 1, 2011.

Under Mr. Mathias’s new employment agreement he will serve as the President and Chief Investment Officer of the Company.  Mr. Mathias’s employment agreement has a term commencing on January 1, 2011 and ending on December 31, 2013, which will automatically renew for successive one-year periods unless prior written notice of non-renewal is given by either party.  The agreement provides for an annual salary of no less than $750,000 retroactive to January 1, 2010 through the end of the employment period, and such discretionary annual bonuses as the Company, in its sole discretion, may deem appropriate to reward Mr. Mathias for job performance.  In addition to annual salary and bonuses, the agreement provides for annual contributions of notional stock units with a value equal to $350,000, on January 1st of each year during the employment period, into a deferred compensation account maintained on behalf of Mr. Mathias with vesting of each annual contribution occurring at the end of each year subject to continued employment.  In addition, on the employment agreement signing date, Mr. Mathias was granted 8,000 unrestricted shares of common stock.

If Mr. Mathias’s employment is terminated for any reason, he will be subject to certain noncompetition, nonsolicitation and nondisparagement obligations, as more particularly provided for in the agreement.  The employment agreement also provides that if Mr. Mathias’s employment is terminated by the Company without Cause or by Mr. Mathias for Good Reason, Mr. Mathias will receive a cash severance payment equal to the sum of (1) his average annual base salary in effect during the preceding 24 months (his “Average Annual Base Salary”), plus (2) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years (his “Average Annual Cash Bonus”), plus (3) his average annual deferred compensation contribution during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions (the “Average Deferred Compensation”), plus (4) a pro-rata bonus for the year in which Mr. Mathias’s employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Mathias’s Average Annual Cash Bonus.  Mr. Mathias will also continue to receive his medical and welfare benefits for 12 months, and all of his outstanding equity awards (other than those awards made under the Company’s 2010 Notional Unit Long-Term Compensation Plan) and all of his outstanding unvested deferred compensation contributions will fully vest upon termination. If such termination occurs in connection with or within 18 months after a Change-in-Control, then, in addition, Mr. Mathias will be entitled to receive (1) a cash severance payment equal to the sum of two and one-half times the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation (as opposed to one times such amount) and (2) medical and welfare benefits for 24 months (as opposed to 12 months). Mr. Mathias’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with the Company, unless such termination occurs in connection with or within 18 months after a Change-in-Control.  The agreement also provides for certain payments and benefits if the Mr. Mathias’s employment is terminated due to death or disability.

All of the cash severance payments to be made under the agreement are to be made as lump sum payments at the time of termination.  However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code, severance pay and benefits be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Mathias, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Mathias’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mathias.

The terms Cause, Good Reason and Change-in-Control are specifically defined in Mr. Mathias’s employment agreement.  In addition to other circumstances that will constitute Good Reason under Mr. Mathias’s employment agreement, Good Reason will exist if, on or before January 15, 2011, the Company does not grant Mr. Mathias (1) a restricted stock award for 100,000 shares of common stock subject to time-based vesting occurring in three equal annual installments on December 31 of each of 2011, 2012 and 2013, and (2) a restricted stock unit award for 50,000 units subject to performance-based vesting, based on the goals described below, occurring in three equal annual installments on December 31 of each of 2011, 2012 and 2013.  The vesting each year of the performance-based restricted stock units is to be based on the achievement of any of the following financial performance goals during the prior year (or on a cumulative basis from 2011 (or 2010, with respect to stock price appreciation relative to the Company’s peers)): (1) 7% or greater increase in funds from operations on a per-share basis, (2) 7% or greater stock price appreciation or (3) stock price appreciation or percentage increase in funds from operations in the top one-third of a peer group of companies determined each year by the Company’s Compensation Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Gregory F. Hughes
Name:	Gregory F. Hughes
Title:	Chief Financial Officer

Date: September 3, 2010